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                                                                      EXHIBIT 23




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to incorporation by reference in the Registration Statement (No. 333-41117) on Form S-8 of the Standard Management Corporation of our report dated June 3, 2005, relating to the statements of net assets available for benefits of the Standard Management Corporation Savings Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits and the supplemental schedule of assets (held at end of year) for the years then ended, which report appears in the December 31, 2004 annual report of Form 11-K of the Standard Management Corporation Savings Plan.


/S/ CLARK, SCHAEFER, HACKETT & CO.
Cincinnati, Ohio
June 22, 2005